Exhibit 23.1

Board of Directors
La Solucion, Inc.
Chapel Hill, NC

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated January 24, 2007, on the financial statements of La Solucion, Inc. as of October 31, 2006 and 2005 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Spokane, Washington

March 2, 2007